Exhibit 1A-11

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Offering Circular constituting a part of this Regulation A Offering Statement on Form 1-A of our report dated April 29, 2026 relating to the balance sheet of Scholar Hospitality Holdings I LLC as of April 14, 2026 (date of inception), and the related notes to the balance sheet.

/s/ Morison Cogen LLP

Blue Bell, Pennsylvania

April 29, 2026